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                                                                    EXHIBIT 99.1


CONTACT:
Jerry Wong
POET Holdings, Inc.
(650) 577-2500
jwong@poet.com


               POET HOLDINGS, INC. ANNOUNCES RECORD FOURTH QUARTER
             REVENUES OF $3.5 MILLION AND RECORD ANNUAL REVENUES OF
                                  $12.2 MILLION


SAN MATEO, CALIFORNIA -- JANUARY 31, 2001 -- POET Holdings, Inc. (Neuer Markt:
POXA) announced today record revenues for the fourth quarter of fiscal 2000 of $3.5 million, an increase of approximately $590,000, or 20%, from revenues for the quarter ended December 31, 1999. The net loss for the quarter ended December 31, 2000 was $2.8 million, or $0.26 per share, based on weighted average shares outstanding of 10,746,000, compared to a net loss of $1.3 million, or $0.15 per share, based on pro-forma weighted average shares outstanding of 8,669,000, for the quarter ended December 31, 1999. Revenues from the sale of products increased approximately $291,000, or 13% to $2.5 million for the quarter ended December 31, 2000, from $2.2 million for the quarter ended December 31, 1999.

Total revenues increased approximately $1.6 million, or 15%, to $12.2 million for the fiscal year ended December 31, 2000, from $10.6 million for the fiscal year ended December 31, 1999. The net loss for the fiscal year ended December 31, 2000 was $9.8 million, or $0.92 per share, based on weighted average shares outstanding of 10,653,000, compared to a net loss of approximately $5.6 million, or $0.79 per share, based on pro-forma weighted average shares outstanding of 7,076,000, for the fiscal year ended December 31, 1999. Revenues from the sale of products increased approximately $1.3 million, or 17%, to $9.1 million for the fiscal year ended December 31, 2000, from $7.8 million in the fiscal year ended December 31, 1999. As planned, the Company's contract with Novell, Inc. was fulfilled and all revenues attributable to Novell, Inc. were recognized completely as of September 30, 1999. Excluding product revenues attributable to Novell, Inc., product revenues increased approximately $2.9 million, or 46%, to $9.1 million for the year ended December 31, 2000, from $6.2 million in the same period in 1999.

Product license revenues attributable to POET's object database product line, the Object Server Suite (OSS), were approximately $2.0 million in the quarter ended December 31, 2000, representing approximately 42% growth compared to the quarter ended September 30, 2000. Product license revenues attributable to POET's strategic

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Business-to-Business Supplier Enablement product line, the electronic Catalog
Suite (eCS), reached $2.1 million for the year ended December 31, 2000, representing approximately 23% of total product revenue for the year. Product license revenues attributable to eCS in the quarter ended December 31, 2000 were approximately $500,000, representing a 563% increase from the quarter ended December 31, 1999, and a 49% decrease from the quarter ended September 30, 2000. The Company closed a total of 7 new eCS end-user accounts during the quarter. Total consulting and training revenues increased approximately $151,000, or 52%, to $443,000 in the quarter ended December 31, 2000, from $292,000 in the quarter ended December 31, 1999. Total consulting and training revenues decreased approximately $146,000, or 10%, to $1.4 million in the fiscal year ended December 31, 2000, from $1.5 million in the fiscal year ended December 31, 1999. Total maintenance and support revenues increased approximately $148,000, or 41%, to $510,000 in the quarter ended December 31, 2000, from $362,000 in the quarter ended December 31, 1999. Total maintenance and support revenues increased approximately $458,000, or 35%, to $1.8 million in the fiscal year ended December 31, 2000, from $1.3 million in the fiscal year ended December 31, 1999.

Total operating expenses for the quarter ended December 31, 2000 were $5.9 million compared to $3.8 million for the same period in 1999. Total operating expenses increased primarily due to increased sales and marketing expenses, which in turn were primarily due to increased headcount and new marketing programs. General and administrative expenses increased primarily due to increased bad debt expense, headcounts and costs of being a public company. Research and development expenses increased primarily due to increased headcount in the research and development group.

Total operating expenses for the fiscal year ended December 31, 2000 were $21.6 million compared to $13.3 million for the same period in 1999. Total operating expenses for the year increased primarily due to increased sales and marketing expenses, which in turn were primarily due to increased headcount and new marketing programs. General and administrative expenses increased primarily due to increased bad debt expense, headcounts and costs of being a public company. Research and development expenses increased primarily due to increased headcount in the research and development group.

"We are pleased to report record revenues for the fourth quarter of fiscal year 2000 and the fiscal year 2000," said Dirk Bartels, president and CEO of POET Holdings, Inc. "In the past quarter, we were able to close several marquee deals for our eCS product suite including Dresdner Bank and Philips. The addition of these customers reinforces our B2B Supplier Enablement product strategy and is very encouraging for our business going forward. We are equally pleased with the positive revenue development of our Object Server Suite product line, for which we closed 14 new customers in the quarter, including Siemens AG and Zonal Retail Data Systems. In addition, we continued to do substantial business with our existing OEM customers, such as IDS AG and Avaya, Inc.

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(formerly Lucent Technology). We are disappointed that several deals for our eCS product suite in the North American market did not close, seemingly as a result of the uncertainty in the high tech and internet sectors of the U.S. economy during the past quarter."

"The calendar year results are also positive," continued Mr. Bartels. "On a pro-forma basis, we have seen year over year product license growth of close to 50% if the amortization of the deferred revenues from Novell is excluded. This growth occurred despite the negative impact of the divestiture of the Content Management Suite (CMS) product line midway through fiscal year 2000 and the relative weakness of the Euro compared to the U.S. dollar. This past year we also made significant planned financial investments in sales and marketing to build an experienced team of professionals and strengthened our product recognition, particularly in relation to our eCS product line. This investment contributed to our losses in fiscal year 2000 but should help us achieve our goals in the upcoming years. We believe that we are entering fiscal year 2001 with a strong product portfolio, a strong sales and marketing team and excellent reference accounts, as well as a very strong balance sheet with approximately $33 million in cash and investments."

"Under current market conditions, we believe that revenues in the range of $19 million and a net loss in the range of $8 million in the fiscal year ending December 31, 2001 are realistic," continued Mr. Bartels. "We also plan to near a break-even point towards the end of fiscal year 2001, and hope to achieve sequential quarter to quarter revenue growth as well as sequential quarter to quarter improvements to the bottom line. In addition, based upon assumed cash flow expectations, we plan to have a cash position of approximately $24 million at the end of fiscal year 2001. We are cautious about the slow down in the US and the global economies, which may have a negative impact on our performance during the course of fiscal 2001. There are also additional uncertainties that may have a negative impact on future results, which are not necessarily in our control, such as currency exchange fluctuations and changes to the competitive landscape, among others."

About POET Holdings, Inc.

Poet Holdings, Inc. offers comprehensive supplier enablement applications for B2B eCommerce. The Poet eSupplier Solutions (formerly named eCS) product family helps enterprises to establish new business relationships with their partners, customers and buying organizations, and to efficiently develop new distribution channels through electronic marketplaces.

The Company also provides "FastObjects by Poet" (formerly named OSS), the award-winning object database designed for management of complex data in embedded systems and applications.

Poet Holdings, Inc. is headquartered in San Mateo, California, with offices throughout the US and Western Europe. The Company is traded on the Frankfurt Stock Exchange (Neuer Markt: POXA). For more information, visit www.poet.com or call 650-577-2500.


                                       ###

This press release contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for and market acceptance of products and services, development of markets for POET Holdings, Inc. products and services, the

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U.S. and global economies, currency exchange fluctuations, revenue projections and other risks identified in POET Holdings, Inc. SEC filings, including our report filed on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission. Due to these risks and uncertainties, POET Holdings, Inc.'s actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. POET Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The unaudited financial statements that follow should be read in conjunction with the notes set forth in POET Holdings, Inc. Form 10-K filed with the United States Securities and Exchange Commission.

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                               POET HOLDINGS, INC.
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS

                                                                                          December 31,
                                                                                   2000                1999
                                                                                  --------           --------
Current assets:
  Cash and equivalents                                                            $ 18,725           $ 35,039
  Short term investments                                                            10,416              9,311
  Accounts receivable, net                                                           3,751              2,125
  Inventories and other current assets                                                 438                320
                                                                                  --------           --------
     Total current assets                                                           33,330             46,795
Property and equipment, net                                                          1,308                581
Other assets                                                                           239                224
Long term investments                                                                4,030                 --
                                                                                  --------           --------
Total assets                                                                      $ 38,907           $ 47,600
                                                                                  ========           ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                 $ 1,252              $ 933
  Accrued liabilities                                                                1,891              2,149
  Deferred revenue                                                                   1,043                845
  Current portion of debt (including capital lease obligations)                        244                283
                                                                                  --------           --------
     Total current liabilities                                                       4,430              4,210
                                                                                  --------           --------
Long term obligation                                                                    95                326
Commitments and contingencies (Note 8)
Stockholders' equity:
  Common stock                                                                          11                 11
  Additional paid in capital                                                        66,217             65,582
  Deferred stock compensation                                                         (353)              (927)
  Accumulated deficit                                                              (31,893)           (22,058)
  Accumulated other comprehensive income                                               400                456
                                                                                  --------           --------
     Total stockholders' equity                                                     34,382             43,064
                                                                                  --------           --------
Total liabilities and stockholders' equity                                        $ 38,907           $ 47,600
                                                                                  --------           --------

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                               POET HOLDINGS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                THREE MONTHS ENDED,                YEAR ENDED
                                                   DECEMBER 31,                   DECEMBER 31,
                                               2000            1999           2000            1999
                                           ------------   -------------   ------------   -------------
Revenues:
   Product                                   $ 2,548         $ 2,257        $ 9,114         $ 7,812
   Consulting and training                       443             292          1,358           1,505
   Support and maintenance                       510             362          1,755           1,297
                                             -------         -------        -------         -------
   Total revenues                              3,501           2,911         12,227          10,614
                                             -------         -------        -------         -------
Cost of revenues:
   Products                                       77             125            339             295
   Consulting and training                       406             253          1,195           1,052
   Support and maintenance                       384             261          1,288           1,029
                                             -------         -------        -------         -------
   Total cost of revenues                        867             639          2,822           2,376
                                             -------         -------        -------         -------
Gross profit                                   2,634           2,272          9,405           8,238
                                             -------         -------        -------         -------

Operating expenses:
   Selling and marketing                       3,797           2,290         13,092           7,591
   Research and development                    1,028             869          4,448           3,221
   General and administrative                  1,023             480          3,631           1,825
   Amortization of deferred stock
     compensation                                 79             187            444             626
                                                  --            ----           ----            ---
   Total operating expenses                    5,927           3,826         21,615          13,263
                                             -------         -------        -------         -------
Operating loss                                (3,293)         (1,554)       (12,210)         (5,025)
                                             -------         -------        -------         -------
Other income (expense):
   Interest expense                               (7)            (36)           (38)         (1,114)
   Interest income and other, net                547             324          2,459             567
                                             -------         -------        -------         -------
   Total other income (expense), net             540             288          2,421            (547)
                                             -------         -------        -------         -------
Loss before income taxes                      (2,753)         (1,266)        (9,789)         (5,572)
Provision for income (tax) benefit                --              --            (47)              8
                                                  --              --             --              --
Net loss                                     $(2,753)        $(1,266)       $(9,836)        $(5,564)
                                             =======         =======        =======         =======

Basic and diluted net loss per share         $ (0.26)        $ (0.34)       $ (0.92)        $ (2.63)
Shares used in computing basic and
diluted net loss per share                    10,746           3,688         10,653           2,117

Pro-forma basic and diluted net loss
per share                                                    $ (0.15)                       $ (0.79)